Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275958

PROSPECTUS

25,751,025 shares of Common Stock

This prospectus covers the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 25,751,025 shares of our common stock, which consists of (i) 12,805,350 shares of our common stock held by the selling stockholders, (ii) 4,362,000 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock held by certain selling stockholders, and (iii) 8,583,675 shares of our common stock issuable upon the exercise of outstanding common warrants to purchase shares of our common stock held by the selling stockholders, all of which were issued by us in a private placement on October 25, 2023.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholders of such shares. We will, however, receive the net proceeds of any warrants exercised for cash.

Sales of the shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both.

We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all broker or similar commissions related to the offer and sale of their shares.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “HARP.” On December 19, 2023, the last reported sale price of our common stock was $11.04 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” on page 4 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2023

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this registration statement, the selling stockholders may sell from time to time in one or more offerings the common stock described in this prospectus.

We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss many of these risks in greater detail under “Risk Factors” in this prospectus, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, the Private Placement (as defined below) and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the factors described under the heading “Risk Factors” on page 4 of this prospectus, as well as the information incorporated herein by reference, before making an investment decision.

Unless the context indicates otherwise, references in this prospectus to “Harpoon,” “Harpoon Therapeutics,” “the Company,” “we,” “us,” “our” and similar references refer to Harpoon Therapeutics, Inc.

Company Overview

We are a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using our proprietary Tri-specific T cell Activating Construct (TriTAC) platform, we are developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. We have also developed a proprietary ProTriTAC platform, which applies a prodrug concept to our TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor.

Company Information

We were incorporated as a Delaware corporation in March 2015. Our principal executive offices are located at 611 Gateway Boulevard, Suite 400, South San Francisco, California 94080, and our telephone number is (650) 443-7400. Our website address is www.harpoontx.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus.

“Harpoon Therapeutics,” “Harpoon,” the Harpoon logo, TriTAC, ProTriTAC and our other registered or common law trademarks, trade names or service marks appearing in this prospectus are owned by us. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, generally appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation.

Private Placement

On October 22, 2023, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with the selling stockholders named in this prospectus, pursuant to which we issued and sold the following securities to the selling stockholders in a private placement transaction, or Private Placement: (i) 12,805,350 shares of our common stock, (ii) with respect to certain selling stockholders, pre-funded warrants to purchase an aggregate of 4,362,000 shares of common stock in lieu of shares of common stock and (iii) common warrants to purchase an aggregate of 8,583,675 shares of common stock. The purchase price per share of common stock and accompanying common warrant to purchase half a share of common stock was $5.8345, and the purchase price per pre-funded warrant and accompanying common warrant to purchase half a share of common stock was $5.8344. Our total gross proceeds from the sale of securities in the Private Placement, before deducting commissions to the placement agent and estimated offering expenses, was approximately $100.0 million, which does not include any proceeds that may be received upon exercise of any warrants issued in the Private Placement.

Each common warrant has an exercise price equal to $5.8345 per share. The common warrants are exercisable at any time after their original issuance on October 25, 2023 and expire on October 25, 2026. Each pre-funded warrant has an exercise price equal to $0.0001 per share. The pre-funded warrants are exercisable at any time after their original issuance on October 25, 2023 and will not expire until exercised in full.

We may not effect the exercise of any common warrant or pre-funded warrant and a holder will not be entitled to request the exercise of any portion of any common warrant or pre-funded warrant if, upon giving effect to such exercise, the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates and other specified parties) would exceed 4.99%, 9.99% or 19.99%, as applicable to each holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, or the Beneficial Ownership Limitation. A holder may reset the Beneficial Ownership Limitation as to itself to a higher percentage (not to exceed 19.99%), effective 61 days after written notice to us.

In connection with the Private Placement, we entered into a registration rights agreement, or the Registration Rights Agreement, with the selling stockholders named in this prospectus pursuant to which we agreed to prepare and file, within 45 days after the closing of the Private Placement, a registration statement with the SEC to register the resale of (i) shares of our common stock issued in the Private Placement and (ii) shares of our common stock issuable upon exercise of common warrants and pre-funded warrants issued in the Private Placement, and to use reasonable best efforts to cause such registration statement to become effective within 75 days after the closing of the Private Placement.

For more information regarding the Private Placement, see our Current Report on Form 8-K filed with the SEC on October 24, 2023 and incorporated herein by reference.

The Offering

Common stock offered by the selling stockholders	25,751,025 shares, consisting of (i) 12,805,350 shares of our common stock held by the selling stockholders, (ii) 4,362,000 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock held by certain selling stockholders, and (iii) 8,583,675 shares of our common stock issuable upon the exercise of outstanding common warrants to purchase shares of our common stock held by the selling stockholders.

Terms of the offering	Each selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will, however, receive the net proceeds of any warrants exercised for cash.

Risk factors	See “Risk Factors” on page 4 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq symbol	“HARP”

The selling stockholders named in this prospectus may offer and sell up to 25,751,025 shares of our common stock. Our common stock is currently listed on Nasdaq under the symbol “HARP.” Shares of our common stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus. We will, however, receive the exercise price of $0.0001 per share of any of the pre-funded warrants exercised for cash and the exercise price of $5.8345 per share of any of the common warrants exercised for cash. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the shares of common stock that have been issued to the selling stockholders and the shares of common stock issuable upon exercise of the pre-funded warrants and common warrants issued in the Private Placement as described above. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the below section “Where You Can Find Additional Information.” Please also read carefully the above section “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders pursuant to this prospectus. Upon any exercise of the pre-funded warrants or common warrants for cash, the applicable selling stockholder would pay us the exercise price set forth in the pre-funded warrants or common warrants, as applicable.

Each pre-funded warrant has an exercise price equal to $0.0001 per share, and if all 4,362,000 pre-funded warrants are exercised on a cash basis, we will receive proceeds of approximately $436. Each common warrant has an exercise price equal to $5.8345 per share, and if all 8,583,675 common warrants are exercised on a cash basis, we will receive proceeds of approximately $50.1 million. We expect to use any such proceeds primarily to fund our clinical development programs and for working capital and other corporate and operational purposes. The pre-funded warrants are exercisable at any time after their original issuance on October 25, 2023 and will not expire until exercised in full. The common warrants are exercisable at any time after their original issuance on October 25, 2023 and expire on October 25, 2026.

The pre-funded warrants are exercisable on a net exercise cashless basis. The common warrants are only exercisable on a net exercise cashless basis if there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares issuable upon exercise of common warrants. If any of the pre-funded warrants or common warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such exercise.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear their own broker or similar commissions payable with respect to sales of shares of our common stock.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those (i) issued to the selling stockholders in the Private Placement and (ii) issuable to the selling stockholders upon exercise of the warrants issued in the Private Placement. For additional information regarding the issuance of the shares of common stock and warrants, see the section “Prospectus Summary—Private Placement” above. We are registering the resale of shares of common stock issued to the selling stockholders and issuable upon exercise of the warrants in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants and for the selling stockholders whose other relationships are provided in “—Certain Relationships and Related Party Transactions,” the selling stockholders have not had any material relationship with us within the past three years.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. This information has been obtained from the selling stockholders or in Schedules 13G or 13D and other public documents filed with the SEC. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of shares of common stock and warrants, as of November 17, 2023, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises. The percentage of shares owned prior to and after the offering in the third and sixth columns are based on 16,932,272 shares of common stock outstanding as of November 17, 2023. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the Private Placement and (ii) the maximum number of shares of common stock issuable upon exercise of the warrants issued in the Private Placement. This maximum amount is determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, subject to adjustment as provided in the Registration Rights Agreement and without regard to any limitations on the exercise of the warrants. Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99%, 9.99% or 19.99%, as applicable to each holder, of the number of shares of our common stock outstanding following such exercise (for purposes of the denominator, immediately after giving effect to the issuance of shares of common stock to be issued upon the applicable exercise of such warrant). The number of shares in the second and fifth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See the section “Plan of Distribution.”

	Before Offering				After Offering
Name and Address	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned		Maximum Number of Shares Offered	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with Soleus (1) 104 Field Point Road, 2nd Floor Greenwich, CT 06830	4,147,138	20.5	% (2)	4,099,500	47,638	0.3%
Commodore Capital Master LP (3) 444 Madison Ave, Fl 35 New York, NY 10022	3,067,500	16.6	% (4)	3,067,500	—	—

	Before Offering				After Offering
Name and Address	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned		Maximum Number of Shares Offered	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with Blackstone (5) 345 Park Avenue, 29th Floor New York, NY 10154	2,570,250	13.8	% (6)	2,570,250	—	—
CDK Associates, L.L.C. (7) c/o CAM Capital 731 Alexander Road, Bldg 2, Suite 500 Princeton, NJ 08540	2,416,035	13.0	% (8)	2,416,035	—	—
Entities affiliated with New Leaf Venture Partners (9) c/o New Leaf Biopharma Opportunities II, L.P. 156 Fifth Avenue, Suite 820 New York, NY 10010	2,930,349	16.3	% (10)	2,315,250	3,309,974	3.6%
Entities affiliated with Cormorant Global Healthcare Master Fund, LP (11) 200 Clarendon Street 52nd Floor Boston, MA 02116	2,349,060	13.3	% (12)	2,295,000	54,060	0.3%
RA Capital Healthcare Fund, L.P. (13) c/o RA Capital Management, L.P. 200 Berkeley Street, 18th Floor Boston, MA 02116 Attn: General Counsel	2,295,000	12.9	% (14)	2,295,000	—	—
Entities affiliated with Franklin Advisers (15) c/o Franklin Advisers, Inc. One Franklin Parkway San Mateo, CA 94403	2,040,000	11.6%		2,040,000	—	—
Entities affiliated with Invus Public Equities, L.P. (16) 750 Lexington Avenue, Fl. 30 New York, NY 10022	2,034,743	9.9	% (17)	1,800,000	234,743	1.4%
Citadel CEMF Investments Ltd. (18) c/o Citadel Enterprise Americas LLC Southeast Financial Center 200 S. Biscayne Blvd., Suite 3300 Miami, FL 33131 Attn: Legal Department	1,027,500	5.9%		1,027,500	—	—
K2 HealthVentures Equity Trust LLC (19) 855 Boylston Street, Suite 1000 Boston, MA 02116	860,829	5.0%		771,000	89,829	0.5%
Ally Bridge Medalpha Master Fund L.P. (20) c/o Ally Bridge Group (NY) LLC 430 Park Avenue, 12th Floor New York, NY 10022	642,600	3.7%		642,600	—	—
Lion Point Life Sciences Partners, LP (21) 250 West 55th Street, 33rd Floor New York, NY 10019	339,633	2.0%		257,175	82,458	0.5%

	Before Offering			After Offering
Name and Address	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Maximum Number of Shares Offered	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Third Street Holdings, LLC (22) c/o Pelican Management 731 Alexander Road, Bldg 2, Suite 500 Princeton, NJ 08540	154,215	0.9%	154,215	—	—

(1)

Consists of (a) 2,609,826 shares of common stock held by Soleus Capital Master Fund, L.P (“Soleus Master Fund”), of which (i) 47,638 are shares of common stock held by Master Fund prior to the Private Placement, (ii) 483,125 are shares of common stock purchased in the Private Placement and (iii) 2,079,063 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement and (b) 1,537,312 shares of common stock held by Soleus Private Equity Fund III, L.P., of which (i) 289,875 are shares of common stock purchased in the Private Placement and (ii) 1,247,437 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Soleus Capital, LLC (“Soleus Capital”) is the sole general partner of Soleus Master Fund and thus holds voting and dispositive power over the shares held by Soleus Master Fund. Soleus Capital Group, LLC (“SCG”) is the sole managing member of Soleus Capital. Guy Levy is the sole managing member of SCG. Each of SCG, Soleus Capital and Mr. Levy disclaims beneficial ownership of these securities held by Soleus Master Fund, except to the extent of his or their respective pecuniary interests therein. Soleus Private Equity GP III, LLC is the sole general partner of Soleus Private Equity Fund III, L.P. Soleus PE GP III, LLC is the sole manager of Soleus Private Equity GP III, LLC. Mr. Levy is the sole managing member of Soleus PE GP III, LLC. Each of Mr. Levy, Soleus PE GP III, LLC and Soleus Private Equity GP III, LLC disclaims beneficial ownership of the securities held by the Soleus Private Equity Fund III, L.P., except to the extent of their respective pecuniary interests therein.

(2)

The warrants held by Soleus Master Fund and Soleus Capital prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Soleus Master Fund, Soleus Capital, their affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%.

(3)

Consists of 3,067,500 shares of common stock held by Commodore Capital Master LP, of which (a) 1,500,000 are shares of common stock purchased in the Private Placement and (b) 1,567,500 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Commodore Capital LP is the investment manager to Commodore Capital Master LP and may be deemed to beneficially own the shares held by Commodore Capital Master LP. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these shares. Commodore Capital LP and Commodore Capital Master LP have shared voting and dispositive power with respect to these shares.

(4)

The warrants held by Commodore Capital Master LP prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Commodore Capital Master LP, its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%.

(5)

Consists of (a) 1,927,688 shares of common stock held by Blackstone Annex Master Fund L.P. (the “Annex Fund”), of which (i) 611,250 are shares of common stock purchased in the Private Placement and (ii) 1,316,438 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement (642,563 of which are common warrants and 673,875 of which are pre-funded warrants) and (b) 642,562 shares of common stock held by Spruce Street Aggregator L.P – ECDF A1 and Spruce Street Aggregator L.P – ECDF A2 (collectively, the “Aggregator Fund”), of which (i) 203,750 are shares of common stock purchased in the Private Placement and (ii) 438,812 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement (214,187 of which are common warrants and 224,625 of which are pre-funded warrants). Blackstone Alternative Asset Management Associates LLC is the general partner of each of the Annex Fund and the Aggregator Fund. Blackstone Holdings II L.P. is the sole member of Blackstone Alternative Asset Management Associates LLC. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the shares held by Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Annex Fund and the Aggregator Fund directly or indirectly controlled by it or him, but each (other than each of the Annex Fund and the Aggregator Fund to the extent of their respective direct holdings) disclaims beneficial ownership of such securities.
(6)

The warrants held by Annex Fund and Aggregator Fund prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Annex Fund, Aggregator Fund, their affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 4.99%. Based solely on their common stock holdings, and without giving effect to the warrants they hold, Annex Fund and Aggregator Fund hold 4.81% of the Company’s common stock as of November 17, 2023.

(7)

Consists of 2,416,035 shares of common stock held by CDK Associates, L.L.C., of which (a) 766,100 are shares of common stock purchased in the Private Placement and (b) 1,649,935 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Bruce Kovner has voting and/or dispositive power over the holdings of CDK Associates, L.L.C.

(8)

The warrants held by CDK Associates, L.L.C. prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of CDK Associates, L.L.C., its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 4.99%.

(9)

Consists of (a) 481,533 shares of common stock held by New Leaf Ventures III, L.P. (“New Leaf III”), of which (i) 224,283 are shares of common stock held by New Leaf III prior to the Private Placement, (ii) 171,500 are shares of common stock purchased in the Private Placement and (iii) 85,750 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement and (b) 2,448,816 shares of common stock held by New Leaf Biopharma Opportunities II, L.P. (“New Leaf BPO II”), of which (i) 91,386 are shares of common stock held prior to the Private Placement, (ii) 299,430 are shares of common stock issuable to New Leaf BPO II upon exercise of a warrant held prior to the Private Placement, (iii) 1,372,000 are shares of common stock purchased in the Private Placement and (iv) 686,000 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. New Leaf Venture Associates III, L.P. (“Associates III”) is the general partner of New Leaf III. New Leaf Venture Management III, L.L.C. (“Management III”) is the sole general partner of Associates III and ultimate general partner of New Leaf III. The Managing Directors of Management III, Ronald Hunt, a member of our Board, and Vijay K. Lathi, may each be deemed to share voting, investment and dispositive power over the shares held by New Leaf BPO II. New Leaf BPO Associates II, L.P. (“BPO Associates II”) is the general partner of New Leaf BPO II. New Leaf BPO Management II, L.L.C. (“BPO Management II”) is the sole general partner of BPO Associates II. The Managing Directors of BPO Management II, Mr. Hunt and Mr. Lathi, may each be deemed to share voting, investment and dispositive power of the shares held by New Leaf BPO II.

(10)

The warrants held by New Leaf III and New Leaf BPO II prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of New Leaf III, New Leaf BPO II, their affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 19.99%.

(11)

Consists of (a) 54,060 shares of common stock held by Cormorant Private Healthcare Fund II, LP (“Fund II”) prior to the Private Placement and (b) 2,295,000 shares of common stock held by Cormorant Global Healthcare Master Fund, LP (“Cormorant Master Fund”), of which (i) 1,500,000 of such shares are shares of common stock purchased in the Private Placement and (ii) 795,000 of such shares are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Cormorant Global Healthcare GP, LLC (“Global GP”) and Cormorant Private Healthcare GP II, LLC (“Private GP II”) serve as the general partner of Cormorant Master Fund and Fund II, respectively. Cormorant Asset Management, LP serves as the investment manager to Cormorant Master Fund and Fund II. Bihua Chen serves as the managing member of Global GP, Private GP II and Cormorant Asset Management, LP. Each of Global GP, Private GP II, Cormorant Asset Management, LP and has voting and/or dispositive power over holding of Cormorant Master Fund and Fund II. Ms. Chen disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(12)

The warrants held by Cormorant Master Fund prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of Cormorant Master Fund, its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%.

(13)

Consists of 2,295,000 shares of common stock held by RA Capital Healthcare Fund, L.P., of which (a) 1,500,000 are shares of common stock purchased in the Private Placement and (b) 795,000 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. RA Capital Management, L.P. is the investment manager for the RA Capital Healthcare Fund, L.P. (“RACHF”). The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the securities held by RACHF. RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such securities, except to the extent of any pecuniary interest therein.

(14)

The warrants held by RA Capital Healthcare Fund, L.P. prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership of RA Capital Healthcare Fund, L.P., its affiliates and any person whose beneficial ownership would be attributable to such entities, would exceed 9.99%.

(15)

Consists of (a) 645,750 shares of common stock held by Franklin Strategic Series – Franklin Biotechnology Discovery Fund (“FSS”), of which (i) 430,500 are shares of common stock purchased in the Private Placement and (ii) 215,250 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement and (b) 1,394,250 shares of common stock held by Franklin Templeton Investment Funds – Franklin Biotechnology Discovery Fund (“FTIF”), of which (i) 929,500 are shares of common stock purchased in the Private Placement and (ii) 464,750 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Evan McCulloch has voting and/or dispositive power over the holdings of Franklin Strategic Series – Franklin Biotechnology Discovery Fund and Franklin Templeton Investment Funds – Franklin Biotechnology Discovery Fund. Mr. McCulloch disclaims beneficial ownership of such securities, except to the extent of any pecuniary interest therein. Franklin Advisers, Inc. is the investment adviser for each of FSS and FTIF.

(16)

Consists of 2,034,743 shares of common stock held by Invus Public Equities, L.P. (“Invus Public Equities”), of which (a) 100,000 are shares of common stock held by Invus Public Equities prior to the Private Placement, (b) 134,743 are shares of common stock issuable to Invus Public Equities upon exercise of a warrant held prior to the Private Placement, (c) 1,200,000 are shares of common stock purchased in the Private Placement and (d) 600,000 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Invus Public Equities Advisors, LLC (“Invus PE Advisors”) is the general partner of Invus Public Equities. The Geneva branch of Artal International S.C.A. (“Artal International”) is the managing member of Invus PE Advisors. Artal International Management S.A. (“Artal International Management”) is the managing partner of Artal International. Artal Group S.A. (“Artal Group”) is the sole stockholder of Artal International Management. Westend S.A (“Westend”) is the parent company of Artal Group. Stichting Administratiekantoor Westend (the “Stichting”) is the majority stockholder of Westend. Amaury Wittouck is the sole member of the board of the Stichting.

(17)

The ownership by Invus Public Equities is currently capped at 9.99% since the warrants held by Invus Public Equities prohibit the exercise thereof if, after giving effect to such exercise, the beneficial ownership by such entity, its affiliates and any person whose beneficial ownership would be attributable to these entities, would exceed 9.99%. Were it not for the exercise limitation contained in the warrants, the percentage of shares beneficially owned by Invus Public Equities prior to the offering would be 11.5%.

(18)

Consists of 1,027,500 shares of common stock held by Citadel CEMF Investments Ltd., of which (a) 685,000 are shares of common stock purchased in the Private Placement and (b) 342,500 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP is the sole member of Citadel Advisors LLC. Citadel GP LLC is the General Partner of Citadel Advisors Holdings LP. Kenneth Griffin owns a controlling interest in Citadel GP LLC. Mr. Griffin, as the owner of a controlling interest in Citadel GP LLC, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by Citadel CEMF Investments Ltd. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any).
(19)

Consists of 860,829 shares of common stock held by K2 HealthVentures Equity Trust LLC, of which (a) 89,829 are shares of common stock issuable to K2 HealthVentures Equity Trust LLC upon exercise of a warrant held prior to the Private Placement, (b) 514,000 are shares of common stock purchased in the Private Placement and (c) 257,000 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Parag Shah and Anup Arora serve as the managing members of K2 HealthVentures LLC, the sole member of K2 HealthVentures Equity Trust LLC, and in such capacities may be deemed to indirectly beneficially own the shares beneficially owned by K2 HealthVentures Equity Trust LLC.

(20)

Consists of 642,600 shares of common stock held by Ally Bridge Medalpha Master Fund L.P. (“MedAlpha”), of which (a) 428,400 are shares of common stock purchased in the Private Placement and (b) 214,200 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Mr. Fan Yu is the sole shareholder of ABG Management Ltd., which is the sole member of Ally Bridge Group (NY) LLC, which manages investments of MedAlpha. As such, each of the foregoing entities and Mr. Fan Yu may be deemed to share beneficial ownership of the shares held by MedAlpha. Each of them disclaims any such beneficial ownership.

(21)

Consists of 339,633 shares of common stock held by Lion Point Life Sciences Partners, LP, of which (a) 82,458 are shares of common stock held by Lion Point Life Sciences Partners, LP prior to the Private Placement, (b) 171,450 are shares of common stock purchased in the Private Placement and (c) 85,725 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Didric Cederholm has voting and/or dispositive power over the holdings of Lion Point Life Sciences Partners, LP.

(22)

Consists of 154,215 shares of common stock held by Third Street Holdings, LLC, of which (i) 48,900 are shares of common stock purchased in the Private Placement and (ii) 105,315 are shares of common stock issuable upon exercise of warrants purchased in the Private Placement. Peter P. D’Angelo has voting and/or dispositive power over the holdings of Third Street Holdings, LLC.

Certain Relationships and Related Party Transactions

As discussed in greater detail above under the section “Prospectus Summary—Private Placement,” on October 22, 2023, we entered into the Purchase Agreement and Registration Rights Agreement with the selling stockholders pursuant to which, on October 25, 2023, we sold shares of our common stock and warrants to purchase shares of common stock to the selling stockholders and agreed to file a registration statement to enable the resale of the shares of common stock covered by this prospectus. Other than Ronald Hunt, who is a member of our board of directors and a managing director of New Leaf Venture Management III, L.L.C., none of the selling stockholders or any persons having control over such selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their respective securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	settlement of short trades entered into after the date of this prospectus;

•	by pledge to secure debts and other obligations;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

A selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

A selling stockholder may enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify any selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by a selling stockholder or any other person. We will make copies of this prospectus available to a selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The financial statements of Harpoon Therapeutics, Inc. appearing in our Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of common stock offered pursuant to this registration statement, will be passed upon for us by Cooley LLP, Chicago, Illinois.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We must comply with the informational requirements of the Exchange Act, and we are required to file reports and proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information on the SEC’s website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. We maintain a website at www.harpoontx.com. The information contained in, or that can be accessed through, our website is not incorporated by reference herein and is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001-38800):

(a)	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 27, 2023;

(b)

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2023;

(c)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 11, 2023, August 9, 2023 and November 9, 2023, respectively;

(d)

our Current Reports on Form 8-K filed with the SEC on March 27, 2023 (except with respect to Item 2.02), March  31, 2023, June  23, 2023, September  1, 2023, September  13, 2023 (except with respect to Item 7.01), September  29, 2023, October 23,  2023, October  24, 2023, November  24, 2023 and November 28, 2023; and

(e)

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 5, 2019, under Section  12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.4 of our Annual Report on Form 10-K for the year ended December 31, 2022.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Information in such future filings updates and supplements the information provided in this prospectus. Any statement in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Harpoon Therapeutics, Inc., Attn: Corporate Secretary, 611 Gateway Boulevard, Suite 400, South San Francisco, California 94080; telephone: (650) 443-7400.